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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS AND STOCKHOLDERS
WORLDCORP, INC.:



We consent to the incorporation by reference in the registration statements (Nos. 33-44245, 33-46443, 33-62864, 33-57247 and 33-60247) on Form S-3 and
registration statement (No. 33-33468) on Form S-8 of WorldCorp, Inc. of our report dated March 18, 1996, relating to the consolidated balance sheets of WorldCorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in common stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1995 , and the related financial statement schedules, which report appears in the December 31, 1995 annual report on Form 10-K of WorldCorp, Inc.


                                                  KPMG PEAT MARWICK LLP



WASHINGTON, D.C.
MARCH 29, 1996